Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated December 5, 2003, except for the “Stock Based Compensation Plans” section of Note 1, as to which the date is June 3, 2004, accompanying the consolidated financial statements included in the Annual Report of Xeta Technologies, Inc. on Form 10-K/A Amendment No. 2 for the year ended October 31, 2003. We hereby consent to the incorporation by reference of said report in the Registration Statements of Xeta Technologies, Inc. on Forms S-8 (File No. 033-62173, effective June 28, 2000 and File No. 333-44544, effective August 25, 2000).

/s/ GRANT THORNTON LLP

Tulsa, Oklahoma
June 3, 2004